SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G

            Under the Securities Exchange Act of 1934


                  Curaflex Health Services Inc.
             ----------------------------------------
                          (Name of Issuer)


             Common Stock, par value $.001 per share
        --------------------------------------------------
                  (Title of Class of Securities)

                            231263104
                    --------------------------
                          (CUSIP Number)

  Check the following box if a fee is being paid with this
  statement /   /.  (A fee is not required only if the filing
            ----
  person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                 (Continued on following pages(s))

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons     First Century Partnership III
     S.S. or I.R.S Identification  13-3241647
     No. of Above Person


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------

- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          New York limited partnership


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power             0
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power        0
Person with              (8)  Shared Dispositive Power 701,008


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    701,008


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.7%


- -----------------------------------------------------------------

12)  Type of Reporting Person                PN
     (See Instructions)


- -----------------------------------------------------------------

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons          First Century Management
     S.S. or I.R.S Identification       Company
     No. of Above Person                13-3242077


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------

- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          New York partnership


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power             0
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power        0
Person with              (8)  Shared Dispositive Power 701,008


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    701,008


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.7%


- -----------------------------------------------------------------

12)  Type of Reporting Person                PN
     (See Instructions)


- -----------------------------------------------------------------

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons         Smith Barney Venture Corp.
     S.S. or I.R.S Identification      13-3064202
     No. of Above Person


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------

- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          Delaware


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power             0
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power        0
Person with              (8)  Shared Dispositive Power 701,008


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    701,008


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.7%


- -----------------------------------------------------------------

12)  Type of Reporting Person                CO
     (See Instructions)


- -----------------------------------------------------------------

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons          Smith Barney Inc.
     S.S. or I.R.S Identification       13-2912973
     No. of Above Person


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------

- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          Delaware


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power             0
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power        0
Person with              (8)  Shared Dispositive Power 701,008


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    701,008


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.7%


- -----------------------------------------------------------------

12)  Type of Reporting Person                CO, HC
     (See Instructions)


- -----------------------------------------------------------------

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons     Smith Barney
     S.S. or I.R.S Identification  Shearson Holdings, Inc.
     No. of Above Person           06-1274088


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------
- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          Delaware


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power         18,280
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power     1,195
Person with              (8)  Shared Dispositive Power 739,408


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    740,603


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.96%


- -----------------------------------------------------------------

12)  Type of Reporting Person                               CO
     (See Instructions)


- -----------------------------------------------------------------

CUSIP NO.   231263104

- -----------------------------------------------------------------

1)   Name of Reporting Persons     The Travelers Inc.
     S.S. or I.R.S Identification  (formerly Primerica Coporation)
     No. of Above Person           52-1568099


- -----------------------------------------------------------------

2)   Check the Appropriate Box               (a)
     if a Member of a Group                  --------------------
     (See Instructions)                      (b)
                                             --------------------

- -----------------------------------------------------------------

3)   SEC Use Only


- -----------------------------------------------------------------

4)   Citizenship or Place of Organization

          Delaware


- -----------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power         18,280
Beneficially Owned       (6)  Shared Voting Power      701,008
by Each Reporting        (7)  Sole Dispositive Power     1,195
Person with              (8)  Shared Dispositive Power 739,408


- -----------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                    740,603


- -----------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)


- -----------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     4.96%


- -----------------------------------------------------------------

12)  Type of Reporting Person                               HC
     (See Instructions)

- -----------------------------------------------------------------

Item 1(a)  Name of Issuer:

     Curaflex Health Services, Inc.




Item 1(b)  Address of Issuer's Principal Executive Offices:

     One Lakeshore Center
     3281 Guasti Road
     Suite 700
     Ontario, California 91761




Item 2(a)  Names of Persons Filing:

     First Century Partnership III ("FCP III")

     First Century Management Company ("FCMC")

     Smith Barney Venture Corp. ("SBVC")

     Smith Barney Inc. ("SBI")

     Smith Barney Shearson Holdings, Inc. ("SB Holdings")

     The Travelers Inc. (formerly Primerica Corporation) ("TRV")




Item 2(b)  Address of Principal Business Office or, if none,
Residence:

     The address of the principal business office of each of FCP
III and FCMC is:

          1270 Avenue of the Americas
          Suite 2720
          New York, NY 10020

     The address of the principal business office of each of SBVC and SBI is:

         1345 Avenue of the Americas
         New York, NY  10105

     The address of the principal business office of each of SB
Holdings and TRV is:

          65 East 55th Street
          New York, NY  10022




Item 2(c)  Citizenship:

     FCP III is a limited partnership organized under the laws of the State of New York. FCMC is a general partnership organized under the laws of the State of New York. SBVC, SBI, SB Holdings and TRV are Delaware corporations.




Item 2(d)  Title of Class of Securities:

     Common Stock, par value $.001 per share




Item 2(e)  CUSIP Number:

     231263104




Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     Not applicable.




Item 4.  Ownership (as of December 31, 1993)

     (a)  Amount Beneficially Owned:  See Item 9 of cover pages


     (b)  Percent of Class:  See Item 11 of cover pages


     (c)  Number of shares as to which such person has:




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





          (i)  sole power to vote or to direct the vote

          (ii)  shared power to vote or to direct the vote

          (iii)  sole power to dispose or to direct the
          disposition of

          (iv) shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]




Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

     Not applicable.




Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

     FCMC is the sole general partner of FCP III, SBVC is the managing general partner of FCMC, SBI is the sole stockholder of SBVC, SB Holdings is the sole stockholder of SBI, and TRV is the sole stockholder of SB Holdings.

Item 8.  Identification and Classification of Members of the
Group

     Not applicable.




Item 9.  Notice of Dissolution of Group

     Not applicable.




Item 10.  Certification

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 1, 1994
- -----------------
Date


FIRST CENTURY PARTNERSHIP III

By: FIRST CENTURY MANAGEMENT COMPANY
      (managing general partner)

    By:  SMITH BARNEY VENTURE CORP.
           (managing partner)



         By: /s/ Howard M. Darmstadter
            ------------------------------
             Signature

Howard M. Darmstadter/Secretary
- -------------------------------
Name/Title

FIRST CENTURY MANAGEMENT COMPANY

By:  SMITH BARNEY VENTURE CORP.
       (managing partner)



     By: /s/ Howard M. Darmstadter
        ------------------------------
         Signature

Howard M. Darmstadter/Secretary
- -------------------------------
Name/Title




SMITH BARNEY VENTURE CORP.



By: /s/ Howard M. Darmstadter
   ------------------------------
    Signature

Howard M. Darmstadter/Secretary
- -------------------------------
Name/Title




SMITH BARNEY INC.



By: /s/ Howard M. Darmstadter
   ------------------------------
Signature

Howard M. Darmstadter/Assistant Secretary
- -----------------------------------------
Name/Title




SMITH BARNEY SHEARSON HOLDINGS, INC.



By: /s/ Howard M. Darmstadter
   ------------------------------
Signature

Howard M. Darmstadter/Assistant Secretary
- -----------------------------------------
Name/Title

THE TRAVELERS INC.



By: /s/ Mary Barnes Jenkins
   ----------------------------
Signature

Mary Barnes Jenkins/Assistant Secretary
- ---------------------------------------
Name/Title












































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






                  EXHIBIT INDEX TO SCHEDULE 13G
                  -----------------------------



     Agreement by the parties as to joint filing of Schedule 13G

                  EXHIBIT INDEX TO SCHEDULE 13G
                  -----------------------------



     Agreement by the parties as to joint filing of Schedule 13G
















































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